Exhibit 10.6

COMPUTER SOFTWARE INNOVATIONS, INC.

1661 E. Main Street, Suite A

Easley, SC 29642

August 16, 2005

Barron Partners LP

730 Fifth Avenue, 9th Floor

New York, New York 10019

Attention: Mr. Andrew Barron Worden

Re:

Registration Rights Agreement dated February 10, 2005 by and between Computer Software Innovations, Inc., a Delaware corporation (“CSI”) and

Barron Partners LP, a Delaware limited partnership (“Barron”)

Dear Mr. Worden:

This letter is being provided to you in connection with the above-referenced Registration Rights Agreement (the “Agreement”) between Barron and CSI. The Agreement relates to the transaction (the “Transaction”) in which Barron purchased 7,217,736 shares of Series A convertible nonvoting preferred stock of CSI (the “Preferred Stock”) and two warrants (the “Warrants”) to purchase 7,217,736 shares in the aggregate of the common stock of CSI. Under Section 2.2 of the Agreement, CSI agreed to use its best efforts to cause its registration statement filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2005 to be declared effective on or before June 11, 2005. Section 2.8 provides for liquidated damages to be paid by CSI to Barron in the event of our failure to cause the registration statement to be declared effective as required. As you are aware, we have previously entered into letter agreements (the “Extension Letters”) on two prior occasions extending the required registration statement effective date each time. Currently, CSI is obligated to cause the registration statement to be declared effective by August 15, 2005.

We are continuing to work to amend the Transaction documents and the registration statement to address comments received from the SEC staff and to thereby avoid possible future delays and additional costs. However, we do not anticipate being able to finalize all of the necessary amendments prior to August 15, 2005. Accordingly, we respectfully request that Barron extend its waiver of CSI’s current obligation under Section 2.2 of the Agreement pursuant to the Extension Letters to cause the registration statement to be declared effective by August 15, 2005, as well as the payment of related liquidated damages under Section 2.8 with respect to any failure to achieve effectiveness by such date. In consideration of the waiver extension, CSI agrees with Barron that CSI shall be required to cause the registration statement to be declared effective by September 30, 2005. This waiver shall not otherwise affect Barron’s rights and CSI’s obligations under the Agreement, including the utilization of CSI’s best efforts to cause the registration statement to be declared effective with the SEC as soon as practicable and the payment of liquidated damages under Section 2.8 with respect to any future breach of such section.

If the foregoing waiver is acceptable to Barron, please so indicate by signing the attached duplicate original of this letter and returning it to me. Thank you in advance for your cooperation and attention to this matter. Please call me if you have any questions concerning the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and CEO

ACCEPTED AND AGREED TO

this 16th day of August, 2005.

BARRON PARTNERS LP
By:	Barron Capital Advisors LLC, its General Partner

By:	/s/ Andrew Barron Worden
Andrew Barron Worden, Managing Member
730 Fifth Avenue, 9th Floor
New York, New York 1001

2